Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of the 30th day of April, 2008 (the “Effective Date”), by and between INTERLEUKIN GENETICS, INC., a Delaware corporation (“Employer” or the “Company”), and Eliot Lurier, an individual (“Employee”).

RECITALS

A.            Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

B.            The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to employ Employee and to provide certain benefits to Employee.

C.            Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.             Term and Renewal.  Employer agrees to employ Employee, and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the “Term”) beginning on the Effective Date and continuing for a period of one (1) year thereafter unless earlier terminated in accordance with the provisions hereof.  On the first and each subsequent anniversary of the Effective Date, the term of Employee’s employment hereunder will be automatically extended for an additional period of one (1) year (each a “Subsequent Term”) unless either Employee or Employer provides written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than sixty (60) days prior to the relevant anniversary of the Effective Date, and unless Employee’s employment is not otherwise earlier terminated in accordance with the provisions of this Agreement.  The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

2.             Employment of Employee.

(a)           Specific Position.  Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as an employee of Employer.  Employee will report directly to the Chief Executive Officer, and Employee shall have the title and perform the duties of Chief Financial Officer of the Company, and such other reasonable, usual and customary duties of such office as may be delegated to Employee from time to time by the Chief Executive Officer or the Board, subject always to the policies as reasonably determined from time to time by the Board.

(b)           Promotion of Employer’s Business.  During the Term, Employee shall not engage in any business competitive with Employer.  Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee is not precluded from devoting reasonable periods to time required: (i) for serving as a director, committee member or scientific editor of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement.

3.             Salary.  Employer shall pay to Employee during the Term of this Agreement a base salary (“Base Salary”) of $217,000 per year, payable in equal monthly installments.  The Base Salary may be increased (but not decreased) annually at the Employer’s sole discretion throughout the Term.

4.             Bonus; Stock Options.

(a)           Sign-On Bonus.  In addition to the Base Salary, Employee shall be eligible to receive a sign on bonus (the “Sign-On Bonus”) in the amount of $15,000, upon completion of his first four (4) months of employment with Employer.  The Sign-On Bonus will be paid within fifteen (15) days after it is earned, in accordance with Employer’s usual payroll practices.

(b)           Annual Bonus.  In addition to the Base Salary, Employee shall also be eligible to receive a discretionary annual performance bonus (the “Annual Bonus”) of up to thirty percent (30%) of Employee’s Base Salary in effect at the end of the calendar year to which it relates.  The award and amount of any Annual Bonus shall be determined by the Chief Executive Officer and the Compensation Committee of the Board (or its designee), in their sole discretion, and shall be primarily based on Employee’s performance and the overall performance of the Company.  The Annual Bonus will be paid within (15) business days after it is awarded, in accordance with Employer’s usual payroll practices.

(c)           Stock Options.  Employee will receive an incentive stock option for 40,000 shares of common stock at an exercise price equal to the fair market value of such stock on the “Grant Date,” which will be approximately April 30, 2008, and which options will vest annually in five (5) equal installments (i.e., installments of 8,000 options each) on the yearly anniversary of the Effective Date, provided that Employee remains employed by Employer.

5.             Benefits.

(a)           Fringe Benefits.  During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, disability, life and other insurance plans and such other similar benefits available to other executive employees.

(b)           Reimbursements.  During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.  All such expenses shall be submitted for reimbursement and shall be reimbursed no later than two and one half (2.5) months after the year in which incurred.

(c)           Vacation.  During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay, which shall be adjusted in accordance with the vacation policy generally applicable to employees of the Employer.

6.             Termination.

(a)           Termination for Cause.  Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for “Cause.”

(i)            Definition of Cause.  As used herein, “Cause” means any of the following: (A) the willful and intentional (with such intent or willfulness to be determined by the Board) failure or refusal by Employee to substantially perform his duties hereunder (other than any such failure resulting from his incapacity due to physical or mental illness), if such failure or refusal continues after Employer provides Employee with thirty (30) days’ written notice of such failure or refusal and an opportunity to cure any such failure or notice within such timeframe; (B) the engaging by Employee in misconduct which is injurious to the Company’s business or reputation, monetarily or otherwise; (C) the disloyalty, deliberate dishonesty, breach of fiduciary duty, or violation by Employee of any provision of this Agreement or any other Agreement he has with the Company; (D) Employee’s commission of an act of fraud or embezzlement against the Company; (E) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony or any other conduct of a criminal nature (other than minor traffic violations) by Employee; (F) the use by Employee of so-called “street” or illicit drugs, whether or not during business hours, regardless of whether such use results in arrest or conviction, or the abuse of any drug or medication so as to materially and adversely affect Employee’s performance.

(ii)           Effect of Termination.  Upon termination in accordance with this Section 6(a), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.  Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(b)           Voluntary Termination.  Employee may terminate his employment at any time by giving no less than thirty (30) days’ written notice to Employer.  Employer, at its exclusive option, may elect to provide Employee with pay in lieu of any or all of the aforementioned notice period.  Upon termination in accordance with this Section 6(b), Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.

(c)           Termination Due to Death or Disability.  This Agreement shall automatically terminate upon the death of Employee.  In addition, if Employee is unable to perform the essential functions of his job with or without a reasonable accommodation because of a physical or mental impairment for a period of at least three (3) months, Employer may terminate Employee’s employment upon written notice to Employee.  Upon termination in accordance with this Section 6(c), Employee (or Employee’s estate, as the case may be) shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the date of death or, in the case of disability, the date of termination.

(d)           Termination Without Cause.  Employer shall have the right, exercisable upon thirty (30) days’ prior written notice, or at Employer’s sole option, payment in lieu of notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 6(a) and (c) above, at any time during the Term.  If Employee is so terminated by Employer pursuant to this Section 6(d) within the first three (3) months following the Effective Date, Employee shall be entitled to no further compensation hereunder other than the Base Salary and other benefits accrued hereunder through, but not including, the effective date of such termination.  If Employee is so terminated by Employer pursuant to this Section 6(d) at any time thereafter during the Term, Employer shall pay to Employee Severance Compensation under the terms and conditions described in Section 7.

7.             Severance Compensation.  If Employee is terminated by Employer pursuant to Section 6(d) during the Term and at any time after the first three (3) months following the Effective Date, and provided that Employee is in compliance with the Non-Competition restrictions contained in Section 9(a) of this Agreement, Employer shall pay to Employee the following: (a) an amount equivalent to six (6) months of Employee’s Base Salary in effect at the time of the termination; and (b) provided that Employee chooses to exercise his right under COBRA to continue his participation in the Company’s health plans, the Employer will pay for the costs for such coverage for a period of six (6) month(s) following the termination, to the same extent (including Employee’s co-pay, if any, which shall be deducted from the Base Salary payment(s) in Section 7(i)) that such insurance is provided to persons then currently employed by the Company).  Employer, in its sole discretion, may make the payments provided for in this Section 7 in accordance with its regular payroll schedule or in a lump sum payment(s).

Employer shall not be obligated to pay Employee any of the payments or benefits set forth in Section 6(d) (other than the Accrued Obligations) unless and until Employee has executed (without revocation) a timely separation agreement in a form that is acceptable to Employer and Employee, which will include, at a minimum, a complete release of claims against Employer and its affiliated entities.

8.             Publicity.  During the Term and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee’s employment hereunder or to the Company, without the prior written approval of the Company.

9.             Restrictive Covenants.

(a)           Non-Competition; Customer Lists; Non-Solicitation.  In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of Employer, as well as training, education and experience provided to Employee by Employer directly and/or as a result of work projects assigned by Employer with respect thereto, Employee hereby covenants and agrees that during the Term and for a period of six (6) months following termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly:

(i)            as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity based in the United States that develops and sells genetic testing products during Employee’s employment with Employer, provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of Employer, so long as Employee does not participate in any way in the management, operation or control of such entity.  It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the Term and for a period of six (6) months following termination of his employment, regardless of how such termination may be brought about, provide services to any person or entity which may be used against, or is or may be in conflict with the interests of, Employer or its customers or clients;

(ii)           use or make known to any person or entity the names or addresses of any clients or customers of Employer or any other information pertaining to them;

(iii)          call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of Employer on whom Employee called or with whom he became acquainted during his employment with Employer, provided, however, that the parties understand and agree that clients or customers with whom Employee had a business relationship prior to the Effective Date are specifically excluded from the scope of this provision; or

(iv)          recruit or attempt to recruit or hire or attempt to hire any employees of Employer.

(b)           Confidentiality.  Employee agrees to execute the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A and agrees to fulfill his obligations thereunder.

(c)           Judicial Reformation.  Employee acknowledges that, given the nature of Employer’s business, the covenants contained in Section 8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Employer’s business and to protect its legitimate business interests.  If, however, Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(d)           Affiliates.  When used in this Section 8, the term “Employer” includes Interleukin Genetics, Inc.  and all affiliates, parents, and subsidiaries of Interleukin Genetics, Inc.

10.          Miscellaneous.

(a)           Withholdings.  All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)           Taxation.  Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Employer and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement.

(c)           Succession.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.  The obligations and duties of Employee hereunder shall be personal and not assignable.

(d)           Notices.  Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party’s signature to this Agreement.  The parties may change their respective addresses for the purpose of this Section 10(d) by giving notice of such change to the other parties in the manner which is provided in this Section 10(d).

(e)           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

(f)            Headings.  The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(g)           Waiver; Amendment.  No provision hereof may be waived except by a written agreement signed by the waiving party.  The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition.  This Agreement may be amended only by a written agreement signed by the parties hereto.

(h)           Severability.  If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect.  In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(i)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(j)            Arbitration.  Except for the provisions of Sections 8 and 9 with regard to which the Company expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM.  The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate.  The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.  The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(k)           Equitable Relief.  In the event of a breach or a threatened breach by Employee of any of the provisions contained in Sections 8 or 9 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law.  Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond.  The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(l)            Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

INTERLEUKIN GENETICS, INC.		ELIOT LURIER

By:	/s/ Lewis H. Bender	/s/ Eliot Lurier
	Lewis H. Bender	Signature
Chief Executive Officer